A CLINICAL TRIAL AGREEMENT (the "Agreement") is EFFECTIVE the 3rd day of

December 2021 (the "Effective Date")

BETWEEN:

SkinJect, Inc.

4981 McKnight Rd.

#101371

Pittsburgh, PA 15237

(the "SPONSOR")

and

THE TRUSTEES OF COLUMBIA UNIVERSITY IN THE CITY OF NEW YORK, a New York State nonprofit corporation ("University"), and THE NEW YORK AND PRESBYTERIAN HOSPITAL, a New York State non-profit corporation ("Hospital") (University and Hospital collectively referred to as the "Institution") located at 154 Haven Avenue, Third Floor, New York, NY 10032

(the "INSTITUTION")

- and -

Faramarz Samie, M.D.

(the "Principal Investigator")

WHEREAS, SPONSOR desires to engage INSTITUTION to perform a clinical trial according to a protocol entitled "A Trial to Evaluate the Performance of Placebo Microneedle Arrays in Healthy Human Volunteers (Part I), Followed by Proof of Concept Testing of Efficacy and Safety of Doxorubicin Microneedle Arrays in Subjects with Basal Cell Cancer (Part II)" (the "Clinical Trial") to study the D-MNA in accordance with the Sponsor Protocol Number: SKNJCT-002, which is incorporated herein in its entirety by reference thereto as may be amended from time to time in accordance with this Agreement (the "Protocol") to be conducted at the INSTITUTION under the direction and supervision of INSTITUTION's employee, Faramarz Samie, M.D., as Principal Investigator;

WHEREAS, SPONSOR has retained consultants, acting as independent contractors, to act on behalf of SPONSOR, including, but not limited to, negotiations of this Agreement and payment administration amounts described hereunder (the "Consultants"); and

WHEREAS, INSTITUTION and PRINCIPAL INVESTIGATOR desire to undertake the performance of the Clinical Trial under the terms and conditions of this Agreement;

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NOW THEREFORE, in consideration of the mutual premises and covenants herein, the parties agree as follows:

1. SCOPE OF CLINICAL TRIAL

1.1 Study Protocol. INSTITUTION and Principal Investigator agree to perform the Clinical Trial in accordance with the Protocol, which may be amended from time-to-time by SPONSOR with prior Institutional Review Board ("IRB") approval; provided, however, that the INSTITUTION and Principal Investigator may deviate from the Protocol only when necessary (and with prompt notice to SPONSOR) to protect the safety, rights or welfare of Trial Subjects (as hereinafter defined). The parties agree that in the event of a conflict between the Protocol and this Agreement, the terms of this Agreement shall govern, except in the case of matters relating directly to the scientific conduct of the Clinical Trial, with respect to which the terms of the Protocol shall prevail.

1.2 INSTITUTION Obligations.

A. INSTITUTION represents and certifies that it has and shall be responsible for providing at its sole cost and expense adequate personnel (including employees, agents, representatives, independent contractors or third-party entities as required) with the requisite training and experience and adequate facilities, equipment or other resources necessary to undertake this Clinical Trial (collectively, the "Clinical Trial Personnel"). The Clinical Trial shall be conducted under the direction and control of the Principal Investigator. INSTITUTION will require Clinical Trial Personnel to comply with the applicable terms and conditions of this Agreement.

B. In the event Principal Investigator becomes either unwilling or unable to perform the duties required by this Agreement, INSTITUTION will cooperate, in good faith and expeditiously, to identify a replacement investigator acceptable to the designated Consultants and SPONSOR. In the event an acceptable substitute is not found, and Sponsor shall not unreasonably withhold their approval, SPONSOR may terminate this Agreement in accordance with Article 27. INSTITUTION's cooperation in finding an acceptable replacement does not negate its obligation to perform this Agreement up to the effective date of termination.

1.3 INVESTIGATOR OBLIGATIONS. Prior to the initiation of the Clinical Trial, the INSTITUTION agrees that Principal Investigator (and any sub-Investigators participating in the Clinical Trial) shall provide to SPONSOR or its designated Consultants a current Curriculum Vitae that is dated and signed on each page by the Principal Investigator (or sub-Investigator as may be applicable). The INSTITUTION agrees on behalf of the Principal Investigator and sub-Investigators that the information included on such Curriculum Vitae shall be true and accurate and agrees to promptly notify SPONSOR of any material changes or updates or any censures or limitations on the practice of medicine by the Principal Investigator or sub-investigators. The Principal Investigator shall: (a) make all reasonable efforts to enter all data related to the Clinical Trial onto the appropriate electronic case report forms/logs ("e-CRFs") pages using the Electronic Data Capture ("EDC") system within fifteen (15) business days of a subject's last completed Clinical Trial visit and all other labs or other relevant information has been received, and for a data lock or data transfer within fifteen (15) business days or as soon as possible following collection of complete Data from a Clinical Trial subject's last completed Clinical Trial visit; SPONSOR and INSTITUTION shall use all reasonable efforts to coordinate the visit and data collection to enable data entry prior to such lock or transfer; (b) promptly assist SPONSOR from time-to-time to obtain data collected on a worksheet/ questionnaire or other medium prior to entry onto the e-CRF page(s) in the EDC system or transmission to a vendor, as appropriate; and (c) review all e-CRF pages for accuracy and completeness and (d) adhere to reporting timelines as specified for serious adverse events as required by regulations and noted in the protocol.

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1.4 Supply and Rights to D-MNA. SPONSOR shall supply to the Principal Investigator, at SPONSOR's expense, the D-MNA. The INSTITUTION and the Principal Investigator shall handle the D-MNA in accordance with the Protocol and FDA regulations. The D-MNA is and remains the sole and exclusive property of SPONSOR. SPONSOR does not grant INSTITUTION and Principal Investigator any express or implied intellectual property rights in the D-MNA or in any methods of making or using the D-MNA. INSTITUTION on behalf of itself, personnel and Principal Investigator agree that the D-MNA shall only be used in connection with the Clinical Trial in accordance with the Protocol and any other use is a material breach of this Agreement. Any invention conceived related to the D-MNA in the course of activities that are in breach of this Agreement, and all intellectual property rights therein, shall be solely and exclusively owned by SPONSOR, and INSTITUTION shall reasonably execute and deliver any documents of assignment or conveyance to effectuate the ownership rights of SPONSOR in such invention and related intellectual property rights at Sponsor's expense.

The Sponsor acknowledges that the Institution has a human research protection program ("HRPP") established in accordance with the principles and standards of the Association for the Accreditation of Human Research Protection Programs ("AAHRPP") that is applicable to clinical research studies and clinical trials, including the Research.

In furtherance of the Institution's HRPP, the Sponsor affirms that the manufacture and formulation of the Product meets all applicable laws, regulations and rules, including manufacture in accordance with "Good Manufacturing Practices". Before the Research begins, the Sponsor will provide the Principal Investigator with an investigator brochure describing all known contraindications, warnings, precautions and adverse reactions associated with the administration of Product. If such information is revised while the Research is in progress, Sponsor will timely provide the latest revision to the Principal Investigator. Sponsor will report to the Institution promptly (no more than thirty (30) days) any urgent data safety and monitoring reports, e.g., any finding, event, or information, including any information generated from a monitoring visit, that could affect the safety of subjects or their willingness to continue participating in the Research, influence the conduct of the Research, or affect the IRB's approval to continue the Research. When the Sponsor has the responsibility to conduct data and safety monitoring, the Sponsor shall develop a plan for data and safety monitoring for the Research to ensure the safety of Research Subjects and for the provision of such reports to the Institution. The parties agree that, during the term of the Research, the Sponsor shall report the aforementioned findings, events or information directly to the Institution's IRB, in accordance with a data safety monitoring plan approved by the Institution's IRB, on a quarterly basis or as otherwise reasonably necessary to protect Research subjects, but in no event less than on a yearly basis, if applicable. Such reporting obligation shall survive for a reasonable period, but no less than two years, following the conclusion of the Research. The Sponsor acknowledges and agrees that the Institution may undertake efforts to notify Research subjects of any information or findings, including the information described in this section, which may reasonably affect the Research subject's health and safety. This Section shall survive the termination or conclusion of this Agreement.

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1.5 Subject Enrollment. For purposes of this Agreement, all individuals enrolled in the Clinical Trial shall be referred to as "Trial Subjects." INSTITUTION and Principal Investigator will use reasonable efforts to enroll the requisite number of Trial Subjects for the Clinical Trial in accordance with the patient eligibility criteria specified in the Protocol. The Principal Investigator shall at all times exercise independent medical judgment as to the suitability of each prospective individual for enrollment as a Trial Subject. The INSTITUTION acknowledges and agrees that the Clinical Trial may be conducted concurrently by SPONSOR at more than one (1) trial center under the same Protocol with concurrent patient enrollment. SPONSOR shall have the right to terminate INSTITUTION's recruitment and enrollment of Trial Subjects at any time that SPONSOR determines that sufficient enrollment has been achieved in any combination of trial centers performing the Clinical Trial. SPONSOR, in its sole discretion, may extend the enrollment period upon written notice to INSTITUTION.

2. TERM

This term of this Agreement shall be in effect from the Effective Date through the date that all data and reports are delivered to and accepted by SPONSOR and the Clinical Trial is completed at INSTITUTION, unless otherwise extended, renewed, or amended by mutual written consent, or terminated as provided in Article 27 (the "Term").

3. PUBLICATION

3.1 Sponsor acknowledges that the Institution is dedicated to a free scholarly exchange and to public dissemination of the results of their scholarly activities. Nothing in this Agreement shall restrict the right of the Institution or their faculty, physicians (including the Principal Investigator), and other employees and students, to publish, disseminate, or otherwise disclose information about work conducted pursuant to this Agreement. Following completion of the Clinical Trial, INSTITUTION and Principal Investigator shall have the right to publish or present any information or data derived from the Clinical Trial.

i. INSTITUTION and Principal Investigator recognize the integrity of a multicenter study and agree not to publish any Data (defined below in Section 11) derived from the

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Clinical Trial until the Clinical Trial has been completed and all data from all Clinical Trial sites has been reported and analyzed, and INSTITUTION and Principal Investigator agree that the first publication of the results of the Clinical Trial shall be made by SPONSOR or its designated Consultants. The Institution may, however, publish its results independently of the multi-site publication after the earliest of: (i) the results at multiple sites have been published or otherwise made publicly available; (ii) six months have elapsed since the conclusion of the Trial by the Institution under this Agreement; or (iii) Sponsor acknowledges in writing that there will be no multi-center publication.

ii. SPONSOR shall be provided with a copy of all proposed publication and/or presentation materials, including abstracts, posters, presentations and manuscripts of the results of the Clinical Trial at least thirty (30) days prior to submission for publication or presentation; and

iii. Except for the results of the Clinical Trial, SPONSOR shall have the right to identify and require removal of any Confidential Information from any such abstract, poster, presentation or manuscript and, in such case, INSTITUTION and Principal Investigator shall remove all such Confidential Information. If during the thirty (30) day review period, SPONSOR notifies INSTITUTION that it desires patent applications to be filed on any Inventions (as defined in Section 4.1) disclosed or suggested in the manuscripts, INSTITUTION agrees that Principal Investigator will defer publication or other disclosure for a period, not to exceed sixty (60) days, to permit SPONSOR to file any desired patent applications. In no event shall the submission of such publication of results be delayed for more than ninety(90)) days for manuscripts and for more than ninety (90) days for abstracts from the date such proposed publication was provided to SPONSOR; at the end of ninety (90) days, the Principal Investigator shall be free to publish such results as proposed.

iv. INSTITUTION and Principal Investigator hereby acknowledge and agree that SPONSOR may elect to use the results of the Clinical Trial for the purposes of national and international registration, publication, and information for medical professionals. If legally necessary, the relevant regulatory and health authorities will be notified of the Principal

Investigator's name, address, qualifications, and extent of involvement in the Clinical Trial. SPONSOR reserves its right to use, reproduce, publish, re-publish and compile any abstract related to the Clinical Trial and the Data, or part thereof, as SPONSOR, in its sole discretion, decides.

v. For all publications relating to the Clinical Trial, authorship or acknowledgement of Principal Investigators will be determined based primarily on scientific contribution to protocol development and data interpretation and secondarily on patient enrollment. INSTITUTION and Principal Investigator will comply with recognized ethical standards concerning publications and authorship, including Section II - "Ethical Considerations in the Conduct and Reporting of Research" of the Uniform Requirements for Manuscripts Submitted to Biomedical Journals (http://www.icmje.org/index.html#authorship) established by the International Committee of Medical Journal Editors.

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3.2 The participation of SPONSOR and scientific contributions made by SPONSOR personnel shall be acknowledged in any publication or presentation.

3.3 SPONSOR agrees that it or its designated Consultants shall register and report results of the Clinical Trial on http://clinicaltrials.gov, as required by Title VIII of the FDA Amendments Act of 2007 within twenty-four (24) months of trial completion unless posting the Clinical Trial results would compromise publication in a peer-reviewed medical journal in which case, results will be posted on a Sponsor-determined publicly accessible website at the time of publication. The Clinical Trial results will be disclosed as soon as reasonably possible if there are any significant safety findings. The Clinical Trial results will be disclosed regardless of whether they support the hypothesis being tested or are contrary to the predicted outcome.

4. INTELLECTUAL PROPERTY

(a) 4.1 Inventions. It is recognized and understood that certain inventions and technologies existing as of the Effective Date are the separate property of SPONSOR and the INSTITUTION and are not affected by this Agreement, and neither party shall have any claims to or rights in such separate inventions and technologies of the other party.

(b) Any new inventions, developments, or discoveries made in the course of the Research ("Inventions") shall be disclosed in writing to Sponsor. Sponsor will own any Inventions representing a reduction to practice of Sponsor's documented prior conception (a "Sponsor Invention"). Title to Inventions made in the course of the Research other than a Sponsor Invention (an "Other Invention") will reside with Sponsor if Sponsor personnel are the sole developers. If the Institution' faculty or personnel are the sole inventors, then the Institution will own title to the Other Inventions; and if both Sponsor and the Institution are joint inventors, then title will be held jointly. Inventorship will be determined in accordance with U.S. patent law. Notwithstanding the foregoing, the Institution acknowledges that Section 1 of this Agreement precludes the use of the D-MNA for any other purpose other than that expressly described in Section 1.

(c) To the extent that the Institution own the rights of sole or joint inventorship to an Other Invention, Sponsor is hereby granted, without fee other than consideration of the payments specified herein, the exclusive option to negotiate an exclusive, worldwide license to Institution' rights to the Other Invention, which option shall extend for 90 days after Sponsor's receipt of the Other Invention disclosure. If Sponsor and the Institution fail to reach a mutually agreeable license agreement within 90 days from the date on which an Other Invention is disclosed to Sponsor, the Institution shall have no further obligation to Sponsor, In all events, the Institution shall retain the rights to use Inventions (including any

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Sponsor Inventions and Other Invention) for its own non-commercial purposes of research, education, publication, and patient care.

4.2 SPONSOR shall have the sole right to file patent applications on Inventions at its expense. INSTITUTION and Principal Investigator shall provide to SPONSOR, at SPONSOR'S expense, the assistance necessary to obtain and secure patent protection, including execution of legal documents including, but not limited to, assignment documents.

4.3 Disclosure of Inventions. INSTITUTION and Principal Investigator shall promptly disclose to SPONSOR all Inventions. Such disclosure shall be made fully and promptly in writing to an authorized representative of SPONSOR.

4.4 No Conflict. The INSTITUTION represents on behalf of itself and the Principal Investigator that it and they are not bound by any agreement, commitment, arrangement or court order, or any other existing or previous business relationship that violates, conflicts with or prevents the full performance of the INSTITUTION's and the Principal Investigator's duties and obligations to SPONSOR under this Agreement. The INSTITUTION represents and warrants that INSTITUTION, Principal Investigator and Clinical Trial Personnel have no present obligations to assign or exclusively license to any person or entity other than INSTITUTION or SPONSOR any Inventions or other intellectual property covered by this Article 4. The INSTITUTION further represents and warrants that the Principal Investigator and any Clinical Trial Personnel shall be, prior to undertaking such work and for the entire duration of such work, contractually obligated to assign their rights in any Inventions to the INSTITUTION.

5. CONFIDENTIALITY OF INFORMATION

5.1 During the course of the Clinical Trial, INSTITUTION and Principal Investigator may develop, become aware of or have access to Confidential Information. INSTITUTION and Principal Investigator acknowledge and agree that, as between the parties, SPONSOR is and shall at all times remain the sole and exclusive owner of Confidential Information. For purposes of this Agreement, "Confidential Information" shall mean any and all information

(including, without limitation, information contained in and/or arising from the Protocol, the D- MNA, the Clinical Trial Data, reports, preclinical data and formulation information, basic scientific data, Inventions, patent applications, formulas, manufacturing processes and SPONSOR's operations), data, know how or other information (i) disclosed or submitted in writing or in other tangible form by SPONSOR, its affiliates or any of their representatives to the INSTITUTION and/or Principal Investigator, whether before or after the Effective Date; or (ii) collected, created, generated or observed in connection with the Clinical Trial or the D- MNA In addition, INSTITUTION and Clinical Trial Personnel shall protect the Confidential Information with the same degree of care as it normally uses to preserve and safeguard its own proprietary information, but not less than a reasonable degree of care.

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5.2 INSTITUTION and Principal Investigator agree:

i. to use the Confidential Information only for the purposes of this Agreement except as provided for herein; and

ii. not to disclose the Confidential Information to any third party, or publish or otherwise disseminate such Confidential Information during the conduct of the Clinical Trial and for five (5) years after the conclusion thereof;

iii. Institution, Principal Investigator and Clinical Trial Personnel shall protect the Confidential Information with the same degree of care as each normally uses to preserve and safeguard its own proprietary information, but not less than a reasonable degree of care; and

iv. not to make copies of the Confidential Information without the written consent of SPONSOR (or its designated Consultants) and to deliver all documents and copies of such documents to SPONSOR or designated Consultants upon termination or expiration of this Agreement or request by SPONSOR. However, INSTITUTION and Principal Investigator may retain (one copy of Confidential Information for the purpose of identifying/ascertaining and fulfilling INSTITUTION's and Principal

Investigator's obligations of confidentiality under this Agreement.

5.3 The INSTITUTION may disclose Confidential information to the Clinical Trial Personnel who require access thereto for the purposes of this Agreement, provided that prior to making any such disclosures, each such Clinical Trial Personnel shall be bound by the same obligations to maintain Confidential Information in confidence and not to use such information for any purpose other than in accordance with the terms of this Agreement.

5.4 Nothing contained herein will in any way restrict or impair any party's right to use, disclose, or otherwise deal with any Confidential Information which at the time of its receipt:

i. can be shown to have been known to the INSTITUTION or Principal Investigator prior to the Effective Date hereof; or

ii. is already, or becomes, part of the public domain without breach of this Agreement;

iii. can be shown to have been obtained from third parties having no obligation of confidentiality with respect to the Confidential Information, whether to SPONSOR or another party, and having the legal right to disclose such Confidential Information;

iv. is required to be disclosed by law or legal process, provided, that INSTITUTION gives prompt notice of such order or requirement to SPONSOR to enable SPONSOR to seek a protective order or otherwise prevent or restrict such disclosure, and INSTITUTION shall cooperate with SPONSOR in connection therewith;

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v. must be disclosed to potential Trial Subjects during the recruitment process or to patients who are or were enrolled in the Clinical Trial, or their lawful representatives, in order to obtain and maintain informed consent or as the information relates to their health, safety or diagnosis;

vi. must be disclosed to Clinical Trial staff with a need to know or to INSTITUTION's Institutional Review Board (IRB)/Research Ethics Board (REB) and, in the case of a multi-center study, is deemed necessary by INSTITUTION or Principal Investigator in the interest of patient safety to be disclosed to IRBs/REBs of participating sites reviewing the Protocol in order to coordinate the review; or

vii. is deemed necessary by INSTITUTION or Principal Investigator to be disclosed to the Clinical Trial steering committee and/or the data safety monitoring board, if any, in the interest of patient safety.

Notwithstanding the foregoing, the obligation of confidentiality set forth in this Section shall be waived to the extent required for medical treatment of the subject participants. In addition, the Protocol may be posted by the University and Hospital at its databases to be used by non- Study medical providers and personnel at the University and Hospital for diagnostic and treatment purposes for Study Subjects. Such non-Study medical providers and personnel will keep the Protocol confidential in accordance with the terms of this Agreement. The results of the Study (and information reasonably required to publish the results of the Study in accordance with routine scholarly standards) shall not be considered Confidential Information, for the purposes of publication.

6. USE OF NAME/TRADEMARK

6.1 Except as otherwise required by applicable law, regulation or court order, no party to this Agreement will use the name or other identifying marks of the other party or its employees in any advertisement, press release or other publicity without prior written consent of such other party; provided, however, that, subject to Article 4, INSTITUTION and the Principal Investigator shall acknowledge SPONSOR's support of the Clinical Trial in scientific publications and other scientific communications and SPONSOR may identify the Principal Investigator and INSTITUTION in association with a listing of the Protocol and participating Clinical Trial sites and principal investigators in a publicly available listings of ongoing clinical trials.

6.2 For the purposes of this Clinical Trial, no party to this Agreement will use or permit others to use the name and/or trademark of the other party, or refer to their participation in the Clinical Trial, for any sales or promotional purposes without the prior written consent of such other party.

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7. PAYMENT

7.1 In consideration for performance of the Clinical Trial by INSTITUTION, SPONSOR agrees to support the Clinical Trial for all site visits, procedures, data management, and tests set out in the Protocol; provided; however, that SPONSOR shall have no obligation to pay INSTITUTION for procedures, visits or other charges other than payments that are specifically set forth in the Protocol and attached Budget. SPONSOR will not pay INSTITUTION for any Trial Subject whose enrollment in a Clinical Trial materially deviates from the Protocol's eligibility criteria or from whom data cannot be analyzed because of material Protocol deviations, lack of proper records or incomplete, uncorrected or unverifiable CRFs. Reimbursements for any procedures, visits or other charges performed apart from those set out in the Protocol are subject to prior approval by SPONSOR or designated Consultants. INSTITUTION agrees that it will be responsible for making payments to any and all personnel (including without limitation the Principal Investigator) and third parties who provide services hereunder for the conduct of the Clinical Trial at INSTITUTION. No other benefits or compensation, beyond those expressly provided in the Budget will be provided by SPONSOR through the designated Consultants or otherwise to INSTITUTION.

7.2 SPONSOR shall pay INSTITUTION as Sponsor verifies that all data for each subject have been fully and properly entered in the EDC system, as outlined in the Budget attached as Exhibit "A" within the timelines defined in Section 1.3. For clarity, INSTITUTION acknowledges and agrees that, except for the specific costs designated to be paid prior to enrollment (e.g., start-up costs identified in the Budget), SPONSOR will only be responsible for payments to the INSTITUTION for Trial Subject visits as described in Exhibit A. The Budget may be modified only upon the prior written consent of the parties. Tests, services or reimbursable costs and expenses that are not required by the Protocol shall not be compensable under this Agreement without the prior written consent of SPONSOR. The last payment required by the Budget shall be made after SPONSOR has received all deliverables defined in the Protocol and all other data to which SPONSOR is entitled under this Agreement, including, but not limited to, completed CRFs with all query resolutions having been resolved and verified by SPONSOR. INSTITUTION represents and warrants that it will not seek payment or accept reimbursement from any third party for costs and/or expenses paid for by SPONSOR, including, but not limited to, treatment/evaluation, procedures and/or drug/supplies.

7.3 The undisputed amounts due pursuant to this Article 7 shall be payable by SPONSOR to INSTITUTION within forty-five (45) days following receipt by SPONSOR of detailed invoices. Invoices shall be submitted electronically to:

                                                  or such other address as specified by SPONSOR. All invoices must include the Protocol number and, if requested, the Purchase Order number. INSTITUTION shall be responsible for all expenses it incurs that are related directly or indirectly to the performance of the Services. All payments to INSTITUTION hereunder shall be made by check payable to INSTITUTION's payee identified in Exhibit A.

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7.4 The INSTITUTION acknowledges and agrees that the amounts payable by SPONSOR under this Agreement represent the fair market value of the covered costs associated with the Clinical Trial at INSTITUTION and no part of any consideration paid hereunder is a prohibited payment for the recommending or arranging for the referral of business or the ordering of items or services; nor are the payments intended to induce illegal referrals of business.

7.5 Pursuant to applicable laws, the INSTITUTION acknowledges and agrees that SPONSOR may be required to disclose publicly and/or to relevant governmental authorities the payments made by or on behalf of SPONSOR to INSTITUTION under this Agreement referencing the Principal Investigator, as well as the purpose and nature of such payments.

8. RECORD KEEPING

8.1 INSTITUTION and Principal Investigator agree to maintain complete and accurate Clinical Trial records during the Clinical Trial, as expressly required by 21 C.F.R. Part 312.62(c) (the "Clinical Trial Records").

8.2 INSTITUTION and Principal Investigator shall retain Clinical Trial Records for the period required by applicable laws, including without limitation 21 C.F.R. Part 312. Thereafter, prior to the disposal of the Clinical Trial Records, INSTITUTION and Principal Investigator (as applicable) shall give SPONSOR not less than sixty (60) days prior express written notice thereof, and if SPONSOR or designated Consultants request in writing, INSTITUTION and Principal Investigator shall transfer the study records to SPONSOR or designated Consultants at SPONSOR's expense.

9. CERTIFICATIONS

INSTITUTION and Principal Investigator certify that they are fully able to perform and will perform the Clinical Trial in a competent and professional manner and with strict adherence to the Protocol. Principal Investigator agrees to carry out the Clinical Trial in accordance with the Protocol and written instructions provided by SPONSOR, using high scientific and professional standards, but does not promise success in achieving any particular result. Neither the INSTITUTION nor Principal Investigator give any warranty, express or implied, on the results of the Clinical Trial and shall not be liable for any direct, consequential, or any other damage suffered by SPONSOR or others resulting from the use of the study results.

10. INSTITUTIONAL REVIEW BOARDS/RESEARCH ETHICS BOARDS (IRB/REB) INFORMED CONSENT:

10.1 IRB/REB. Institution and Principal Investigator shall be responsible for obtaining approval of the Protocol, Informed Consent, Clinical Trial advertisements (if any) and any alteration to or waiver of any patient authorization permitting the disclosure of confidential patient information in connection with the Clinical Trial, from the appropriate IRB/REB prior to commencement of the Clinical Trial. In the event the IRB requires changes in the Protocol or Informed Consent, such changes shall not be implemented until Sponsor is notified and gives its approval. The Protocol and the Informed Consent shall not be revised without the prior written agreement of Sponsor or designated Consultants and the IRB/REB. INSTITUTION will promptly forward to SPONSOR copies of all correspondence to and from the IRB that concerns the Clinical Trial.

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10.2 Informed Consent. Institution and Principal Investigator shall also be responsible for obtaining from each prospective Trial Subject: (i) a completed informed consent document signed by or on behalf of each Trial Subject, which informed consent document shall be the document approved by Sponsor or designated Consultants and the IRB/REB prior to the Trial Subject's participation in the Clinical Trial (the "Informed Consent") and (ii) a form that is compliant with HIPAA that meets the requirements of 45 C.F.R. § 164.508(c), in form and substance acceptable to SPONSOR and the IRB, authorizing SPONSOR and its designated Consultants to receive such Trial Subject's protected health information ("PHI"), as such term is defined by HIPAA and, as this Clinical Trial is a multi-site Clinical Trial, with researchers at other Clinical Trial sites, to the extent necessary for them to comply with this Agreement, applicable laws and regulations, and for purposes related to the Clinical Trial (including, without limitation, Clinical Trial monitoring, analysis of Clinical Trial Data, and preparing applications and other reports to be submitted to regulatory authorities. Principal Investigator shall also maintain the originals and, upon request, provide designated Consultants and SPONSOR with access to and/or copies of the signed authorization; and provide designated Consultants and SPONSOR and regulatory authorities with access to all original source documentation, which has not been de-identified, in compliance with study instruction manuals and applicable guidelines.

11. OWNERSHIP OF CLINICAL TRIAL DATA

All i) results, conclusions, documents, data, know-how and formulas provided to the INSTITUTION and/or Principal Investigator for purposes of the Clinical Trial; (ii) all data, information, results and conclusions case report forms and other data (including without limitation, written, printed, graphic, video and audio material, and information contained in any computer data base or computer readable form) generated by INSTITUTION in the course of conducting the Clinical Trial, without limitation, the completed case report forms and any reports prepared by INSTITUTION or Principal Investigator (the "Clinical Trial Data") and (iii) the D-MNA provided to the INSTITUTION and/or Principal Investigator for purposes of the Clinical Trial shall be, and are and will, in each case, remain the property of SPONSOR. SPONSOR, shall have the right to use the Clinical Trial Data, including the results of the Clinical Trial, in any way it deems appropriate, including, but not limited to, incorporating the Clinical Trial Data in any regulatory or patent filing concerning the Clinical Trial. For the avoidance of doubt, the Clinical Trial Data shall be deemed Confidential Information. Any copyrightable work created in connection with performance of the Clinical Trial and contained in the Data (except any publication by Principal Investigator as provided for in Article 3 above) shall be property of SPONSOR as author and owner of copyright in such work.

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INSTITUTION will have the non-exclusive right to use Clinical Trial Data generated by INSTITUTION only for its internal Clinical Trial patient care purposes. Original medical records and source documents of Trial Subjects are the property of INSTITUTION.

12. REPORTING OF DATA; ACCESS TO DATA

Principal Investigator and Institution agree to provide SPONSOR or Sponsor's designated Consultants, with the data called for in the Protocol on properly completed case report forms within 5-7 days of each patient visit. Institution shall promptly notify Sponsor in writing of any special or particular Institution policies that may limit SPONSOR's or Sponsor's designated Consultants' access to the data. Principal Investigator and Institution also agree to notify SPONSOR or designated Consultants within twenty-four (24) hours after learning of any serious and/or unexpected adverse events and device defects (as defined in the Protocol) affecting any patient in the Clinical Trial. Principal Investigator and Institution further agree to follow up such notification with appropriate reports in compliance with all applicable legal and regulatory requirements and provide SPONSOR with a copy of any such report for review and comment prior to submission, where practicable.

13. MONITORING OF CLINICAL TRIAL

13.1 Inspections/Audits. Upon reasonable advance notice and in keeping with the Institution's policies and procedures relating to security, safety, infection control, and patient privacy that are generally applicable to all persons at Institution' facilities, the Institution agree to give Sponsor and its authorized representatives reasonable access to the Research site's facilities at mutually agreeable times and during normal business hours to help enable Sponsor to monitor the Research. Sponsor acknowledges that its authorized representatives shall be required to undergo vendor credentialing through Institution' service provider or submit a medical attestation form in order to gain physical access to Institution' facilities. Sponsor also acknowledges that Institution maintain reasonable electronic access practices (if electronic access is granted by Institution) for those seeking to view medical records or information for monitoring purposes. If Sponsor, including its authorized representatives, is exposed to a subject participant's or patient's medical records or information, whether through electronic means or on site, Sponsor will, and shall cause its authorized representatives to, hold all medical records or information in confidence and comply with all applicable laws and Institution' policies regarding the confidentiality and privacy of such records and information, including but not limited to those rules and requirements established under the Health Insurance Portability and Accountability Act of 1996 ("HIPAA"). Sponsor's authorized representatives on site at any Institution premises shall comply with all applicable policies and procedures of Institution, including but not limited to security, safety, infection control, and patient privacy. The Parties agree that this article shall survive the termination or expiration of this Agreement.

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13.2 Corrective Action. Institution and Principal Investigator agree to take any reasonable steps requested by Sponsor or designated Consultants to cure deficiencies noted during an audit or inspection. In addition, INSTITUTION shall provide Sponsor with a copy of any correspondence to FDA generated as a result of an FDA inspection prior to submission by Institution and/or Principal Investigator, if allowable by law.

14. COMPLIANCE WITH APPLICABLE LAWS

14.1 FDA Laws. Principal Investigator and INSTITUTION agree to conduct the Clinical Trial and maintain records and data during and after the term of this Agreement in compliance with all applicable legal and regulatory requirements, including without limitation, any applicable requirements of the FDA.

14.2 Privacy Laws. The parties agree that INSTITUTION's use and disclosure of patient health and medical information is subject to compliance with applicable state and federal privacy laws. The parties, therefore, agree to take all reasonable steps to protect the confidentiality of any patient health and medical information that it has access to and comply with applicable state and federal privacy laws.

INSTITUTION and Principal Investigator each agrees to conduct or cause the Clinical Trial to be conducted under the Protocol in accordance with the current state of Good Clinical Practices, the Health Insurance Portability and Accountability Act ("HIPAA") and all other applicable federal, state and local laws and regulations, as amended from time to time, as appropriate to the work.

INSTITUTION agrees to obtain or cause Principal Investigator to obtain, from each study subject participating in the Clinical Trial, an appropriately signed Informed Consent form in the form required by FDA as approved by the IRB/REB in accordance with 21 C.F.R. Part 50 and the Protocol, and a HIPAA Authorization as required by 45 C.F.R. Part 164. SPONSOR or designated Consultants shall have an opportunity to review and comment on the Informed Consent form prior to its submission to the IRB/REB for approval.

INSTITUTION and Principal Investigator each agrees to include in the informed consent form the Clinical Trial statement permitting the SPONSOR to use Trial Subjects' data collected under the Protocol for the following future research purposes: to study the safety and effectiveness of the D-MNA and other products, to conduct performance reviews of the product or retrospective reviews of the Clinical Trial or the Clinical Trial Data, to develop a better understanding of periodontal disease, and/or to improve the design and efficiency of future clinical trials (collectively referred to as "further research uses").

14.3 Healthcare Compliance. The parties to this Agreement specifically intend to comply with all applicable laws, rules and regulations, including the federal anti-kickback statute (42 U.S.C. 1320a-7b) and the related safe harbor regulations. Nothing contained in this Agreement shall be construed in any manner as an obligation or inducement for INSTITUTION or Principal Investigator to recommend that any person or entity purchase SPONSOR's products or those of any entity affiliated with SPONSOR.

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14.4 Noncompliance. In the event that any part of this Agreement is determined to violate federal, state, or local laws, rules, or regulations, the parties agree to negotiate in good faith revisions to the provision or provisions that are in violation. In the event the parties are unable to agree to new or modified terms as required to bring the entire Agreement into compliance, either party may terminate this Agreement on sixty (60) days written notice to the other party.

15. INSURANCE

Sponsor will maintain, during the term of this Agreement, Commercial General Liability insurance (including products liability, contractual liability and clinical testing liability) with reputable and financially secure insurance carriers licensed to do business in New York to cover the activities arising out of this Agreement, with minimum limits of $2,000,000 per occurrence. Such insurance will include the Institution, and their respective trustees, directors, officers, faculty, medical staff, students, agents and employees as additional insureds. Sponsor will maintain, during the term of the Agreement, Cyber (Privacy/Network Security) Liability insurance with coverage for privacy and system breaches, including both first party expenses for forensic services, notification and credit monitoring, and third party liability arising from the loss or disclosure of confidential information with minimum limits of $2,000,000 per claim. All of Sponsor's insurance will be primary coverage and will be written to cover claims incurred, discovered, manifested, or made during or after the expiration of this Agreement. Any insurance the Institution may purchase will be excess and noncontributory and shall not constitute nor be construed as an indemnification by the Institution of Sponsor. As soon as practicable upon execution of this Agreement, the Sponsor will deposit with the University certificates of insurance evidencing this coverage. Such coverage may not be changed or terminated except upon at least thirty days prior written notice to the Institution. The limits of any insurance coverage will not limit Sponsor's obligations under the indemnification provisions of the Agreement.

16. DEBARMENT/FINANCIAL DISCLOSURE

INSTITUTION, TO THE BEST OF ITS KNOWLEDGE shall not employ, contract with or retain any person directly or indirectly to perform services under this Agreement if such a person is currently debarred under any applicable law, rule or regulation, including but not limited to, by FDA under 21 U.S.C. 335a (Section 306, Federal Food, Drug and Cosmetic Act) or any equivalent local law, rule or regulation. Upon written request from SPONSOR or designated Consultants, INSTITUTION shall, promptly, provide written confirmation that it has complied with the foregoing obligation. INSTITUTION shall also provide all information to SPONSOR necessary to comply with any disclosure requirements mandated by FDA, including any information required to be disclosed in connection with any financial relationship between SPONSOR and Principal Investigator and any other Investigator involved in the Clinical Trial and any other agent or employee of INSTITUTION or SPONSOR. This disclosure requirement may require disclosure of information involving immediate family members of those involved in the Clinical Trial.

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If any of the foregoing events occur during the term of this Agreement or for three (3) years thereafter, the INSTITUTION and/or Principal Investigator shall provide SPONSOR with a full written explanation of the circumstances of such event within two (2) days of its occurrence. If the INSTITUTION or INSTITUTION's employees or agents who will perform Clinical Trial services hereunder (including without limitation the Principal Investigator and all other Clinical Trial investigators and Clinical Trial Personnel) becomes debarred, this Agreement may be terminated by SPONSOR immediately (or such other period of time specified by SPONSOR in its written notice).

17. INDEMNIFICATION

17.1 SPONSOR shall indemnify, defend and hold harmless INSTITUTION, its trustees, officers, medical and professional staff, Principal Investigator, employees, associates, and agents and their respective successors, heirs and assigns ("INSTITUTION Indemnitees") from and against any and all actions, suits, claims, proceedings, investigations, demands, costs and expenses (including reasonable attorney fees), judgments, liabilities, losses, personal injuries (including death), or other damages (collectively "Losses"), of all types whatsoever, that are asserted to have arisen from or are related to the performance of the Study and any other activities to be performed under this Agreement. The Sponsor's obligation to indemnify, defend and hold harmless an Indemnitee will be reduced to the extent that any Losses are finally adjudicated to have been directly caused by: (i) a failure by such Indemnitee to comply with the Protocol or (ii) a failure by such Indemnitee to comply with state or federal statutes or regulations, including Food and Drug Administration regulations. Without limitation, Sponsor will bear all liabilities arising from or related to its use or commercialization of the Study results, whether or not the exceptions referenced in the preceding sentence apply.

17.2 The University or Hospital will promptly notify Sponsor of any indemnifiable action, suit, or claim ("Claim") of which it becomes aware, and each Indemnitee will cooperate with Sponsor and its insurance carrier in the defense of any such Claim. Sponsor agrees, at its sole expense, to provide attorneys to diligently defend against any such Claim against any Indemnitee whether or not such Claim is rightfully brought or filed. With respect to any Claim as to which Sponsor has irrevocably acknowledged a duty to indemnify the Indemnitees, Sponsor will be entitled to conduct and direct defense of the Indemnitees against such Claim using qualified attorneys of Sponsor's own selection, but Sponsor will consult with the Indemnitees on litigation strategy and any proposed settlements. Sponsor will not enter into a settlement agreement of any such Claim without the Institution' prior written approval unless the settlement agreement: (i) includes a full and unconditional release of each Indemnitee and (ii) has no finding or admission of any violation or wrongdoing by any Indemnitee. At the individual option of an Indemnitee, such Indemnitee may defend itself at its own expense.

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17.3 Without reducing Sponsor's obligations and the Indemnitees' rights to enforce the indemnity and defense obligations, with respect to any Claim as to which Sponsor has not irrevocably acknowledged a duty to indemnify Indemnitees, the Institution and the other Indemnitees will be entitled to conduct and direct their own defense and that of other Indemnitees using attorneys of their own selection. Sponsor's duty to defend the Indemnitees in such instance shall consist of reimbursing the Indemnitees on a current basis for all reasonable legal, expert and other defense fees and costs incurred by the Indemnitees in conducting their defense. In addition, Sponsor will reimburse the Institution for their costs and expenses enforcing this Section 17. The indemnity obligations under this Section 9 will not be construed to negate, abridge, or otherwise reduce any other obligation of indemnity or liability that would apply to Sponsor under applicable law.

18. SUBJECT INJURY

SPONSOR shall reimburse the INSTITUTION for the actual and reasonable medical expenses incurred in diagnosing and treating any injury, illness, or adverse event of a Trial Subject that results directly and solely from the conduct of the Clinical Trial, including the administration of the D-MNA in accordance with the Protocol or the proper performance of any Protocol procedure, except that SPONSOR shall not be responsible to the extent such expenses are paid by the Study Subject's private insurance or by government programs providing such coverage. SPONSOR shall not reimburse INSTITUTION for any treatment costs associated with an illness or injury that is attributable to the: (i) INSTITUTION Indemnitees' negligent activities, reckless misconduct, intentional misconduct or omissions; (ii) failure of the INSTITUTION Indemnitees to comply with all applicable laws; (iii) failure of the INSTITUTION Indemnitees to adhere to the terms of the Protocol or this Agreement; or (iv) the natural progression of Trial Subject's disease or underlying conditions.

19. ASSIGNMENT AND SUBCONTRACTING

Neither INSTITUTION nor Principal Investigator may assign, subcontract or transfer any of its or his/her rights or obligations under this Agreement without the written consent of SPONSOR. SPONSOR may assign this Agreement in whole or in part to any third party without the consent of INSTITUTION or Principal Investigator. This Agreement shall inure to the benefit of and be binding upon each party hereto, its successors and permitted assigns. No assignment shall relieve any party of the performance of any obligation that such party may then have under this Agreement.

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20. AMENDMENT AND WAIVER

20.1 No Amendment or variation to this Agreement shall operate to change or vary the terms, obligations, or conditions hereof except upon mutual agreement by both parties signed by an authorized representative of each party.

20.2 The failure of either party to enforce or insist upon compliance with any of the terms and conditions of this Agreement, or to exercise any rights hereunder, shall not constitute a waiver or relinquishment of any such terms, conditions or rights. The mere passage of time or the giving of notices or the execution of revisions, modifications or extensions to this Agreement shall not affect other terms, conditions or rights in and under this Agreement unless expressly stated.

20.3 If, in the course of performing this Agreement, generally accepted standards of clinical research and medical practice relating to the safety of research subjects require a change in the Protocol, such standards will be followed and changes made. If any change in the Protocol appears necessary, the party aware of such need for a change shall immediately inform the other party of the reason for such change as soon as reasonably possible after such reasons are known to such party. All laws and regulations relating to such protocols and changes shall be followed.

21. NOTICES

21.1 Any written notice required under this Agreement shall be in writing and shall be delivered to the parties hereto respectively as follows:

SPONSOR:

SkinJect, Inc.

4981 McKnight Rd. #101371 Pittsburgh, PA 15237

Attention: Sponsor Representative:

Michael Fare, COO

If to the Institution to:

Associate Vice President for Clinical Trials
Clinical Trials Office

Vagelos College of Physicians and Surgeons
Columbia University

154 Haven Ave, Floor 3
New York, NY 10032
Phone: 212-305-5064
Fax: 212-305-5065

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Copy to:

General Counsel

Columbia University

535 West 116th Street

412 Low Memorial Library

New York, New York 10027

Phone: 212-854-5795

Fax: 212-222-8505

Copy to:

Office of Legal Affairs and Risk Management

New York and Presbyterian Hospital

466 Lexington Avenue, 13th Floor, Box 36

New York, NY 10017

Phone: (212) 746-1752

Fax: 212-746-8606

21.2 In order for such notices to be effective, they shall be delivered in person, or sent by United States registered or certified mail, overnight courier or facsimile addressed to the party for whom it is intended at the above-mentioned address and shall be deemed to have been received, if sent by certified mail, when the postal receipt is acknowledged by the other party; if sent by overnight courier, when transmitted by the carrier; and, if sent by facsimile, when transmitted. The address of either party may be changed by notice in the manner set out in this provision.

22. SPONSOR'S REPRESENTATIVE

SPONSOR hereby designates Sponsor representative, as its representative with authority to act on SPONSOR's behalf in any matter related to this Agreement. Additionally, SPONSOR hereby designates the Consultant representatives, as its representative with authority to act on SPONSOR's behalf in Clinical Trial matters related to this Agreement.

23. INSTITUTION'S REPRESENTATIVE

INSTITUTION hereby designates Contact Name as its representative to act on INSTITUTION's behalf in any matter related to this Agreement.

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24. RELATIONSHIP OF PARTIES

The relationship of INSTITUTION to SPONSOR is and shall remain at all times that of an independent contractor and nothing in this Agreement shall be construed as establishing an agency, partnership, or employment relationship between the parties. INSTITUTION and Principal Investigator and its respective employees and agents, shall not participate in any SPONSOR employee benefit plans nor receive any other compensation beyond that stated herein. Neither party shall have the power or authority to bind the other party or to assume or create any obligation or responsibility, expressed or implied, on the other party's behalf.

25. GOVERNING LAW

This Agreement shall be construed and interpreted and its performance governed by the laws of State of New York, without giving effect to the doctrine of conflict of laws.

26. ENTIRE AGREEMENT

This Agreement and all attachments hereto, including any amendments, represent the entire agreement among the parties with respect to the subject matter hereof and supersede all previous negotiations, commitments and writings. Should there be any conflict between any attachment and the terms and conditions of this Agreement, the terms and conditions of this Agreement shall prevail, except as otherwise specified in Article 1.1 hereof.

27. TERMINATION

27.1 Termination of Clinical Trial. Either party may immediately terminate this Agreement by giving written notice to the other party only if such immediate termination is necessary to protect the safety, health or welfare of Trial Subjects.

27.2 Termination for Breach. This Agreement may be terminated by either SPONSOR or INSTITUTION for material breach of this Agreement by the other party that is not cured within thirty (30) days after written notice is received by the breaching party.

27.3 Immediate Termination. SPONSOR may terminate this Agreement, in whole or in part, effective immediately, upon written notice to the INSTITUTION for any of the following reasons: (i) authorization and approval to conduct the Clinical Trial is withdrawn by FDA; (ii) material unauthorized deviations from the Protocol or reporting requirements; (iii) upon the Principal Investigator's withdrawal or unavailability to complete his/her responsibilities hereunder (iv) prior to the shipment of the D-MNA to the INSTITUTION or (v) as a result of debarment as set forth in Article 16.

27.4 Termination At Will. This Agreement may be terminated by SPONSOR with or without cause upon thirty (30) days' written notice to the INSTITUTION.

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27.5 Effect of Termination.

(i) In the event of early termination of this Agreement by either party, the parties may agree to complete the Services in connection with the Clinical Trial that have not been completed as of the date of termination of this Agreement. INSTITUTION hereby agrees to fulfill its obligations in connection with same. Termination of this Agreement by either party for any reason shall not affect the rights and obligations of the parties accrued prior to the effective date of termination. The rights and obligations of SPONSOR and INSTITUTION which by intent or meaning have validity beyond termination of this Agreement, including, but not limited to, rights with respect to ownership of Inventions and developments, confidentiality, indemnification and liability, shall survive the termination or expiration of this Agreement.

(ii) Immediately upon receipt or delivery of a notice of termination, the Principal Investigator and the INSTITUTION shall: (a) unless otherwise directed by SPONSOR, stop enrolling Trial Subjects into the Clinical Trial and cease conducting Clinical Trial procedures on Trial Subjects enrolled in the Clinical Trial, except as necessary to ensure the safety of such enrolled Trial Subjects; and (b) immediately return to SPONSOR all Clinical Trial Data and Confidential Information described herein, whether the same are in INSTITUTION's actual possession or under its control. Clinical Trial Personnel shall comply with post-termination procedures included in the Protocol, if any.

(iii) In the event of early termination of this Agreement by either party pursuant to this Article 27, SPONSOR shall pay, following receipt by SPONSOR of detailed invoices, only reasonable, actual, direct costs incurred by INSTITUTION up to the point of termination of the Clinical Trial and agreed to be paid by SPONSOR pursuant to the Budget. Upon receipt or delivery by either party of notice of termination of the Clinical Trial, INSTITUTION agrees to promptly take all reasonable steps to reduce costs to SPONSOR and take reasonable steps to wind down the Clinical Trial.

27.6 Final Report. Upon completion of the Clinical Trial or earlier termination thereof, INSTITUTION and/or Principal Investigator shall prepare and forward a final report containing all relevant information for the Clinical Trial as described in the Protocol, including all data and Clinical Trial results to SPONSOR. For the avoidance of doubt, the final report shall be deemed Confidential Information.

27.7 Return of D-MNA and all Clinical Trial Materials. Upon completion of the Clinical Trial or early termination thereof, INSTITUTION shall cooperate with the SPONSOR and assist SPONSOR's designated personnel in arranging for the return or the destruction of any device and/or related Clinical Trial materials furnished to INSTITUTION and/or Principal Investigator by or on behalf of SPONSOR

27.8 The rights and obligations of the parties, which by intent or meaning have validity beyond termination or expiration (including, but not limited to, rights with respect to, audits, confidentiality, indemnification and responsibility, representations and warranties and effects of termination) and all other provisions that, by their terms, are intended to endure beyond the term of this Agreement, shall survive termination of this Agreement.

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28. SEVERABILITY

The invalidity or unenforceability of any term or provision of this Agreement shall not affect the validity or enforceability of any other term or provision hereof.

29. COUNTERPARTS

This Agreement and documents delivered pursuant hereto may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement or document. Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in "portable document format" (".pdf") form, or by any other electronic means intended to preserve the originals graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signatures, and shall be deemed original signatures by both parties.

Signature page to follow

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IN WITNESS WHEREOF, the duly authorized officers of the parties have executed this Agreement on the date first written above.

SPONSOR: SKINJECT, INC.

/s/ Michael Fare
Name: Michael Fare	Date
Title: Chief Operating Officer

INSTITUTION:

/s/ Helen Kim	3/8/2022 | 9:19:04 AM EST
Name: Helen Kim, PharmD	Date
Title: AVP, Clinical Trials Office, The Trustees of Columbia University in the City of New York

/s/ Peter Fleischut	3/8/2022 | 9:21:51 AM PST
Name: Peter Fleischut, MD	Date
Title, SVP,Chief Transformation Officer, New York and Presbyterian Hospital

I have read this Agreement and agree to be bound by its terms and conditions.

/s/ Faramarz Sarnie	3/8/2022 | 7:47:40 AM EST
Name: Faramarz Sarnie, M.D.	Date
Title: Principal Investigator

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Exhibit "A"

Redacted (confidential information)

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